Exhibit 99.1

PLBY Group Announces Sale of Yandy

LOS ANGELES – April 5, 2023 (GLOBE NEWSWIRE) – PLBY Group, Inc. (NASDAQ: PLBY) (the “Company” or “PLBY Group”), a leading pleasure and leisure lifestyle company and owner of Playboy, one of the most recognizable and iconic brands in the world, today announced that it has sold its Yandy Enterprises, LLC subsidiary for $3 million. The sale is a part of the PLBY Group’s transition to a capital light model that will focus on the Company’s most valuable brands, Playboy and Honey Birdette.

About PLBY Group, Inc.
PLBY Group, Inc. is a global pleasure and leisure company connecting consumers with products, content, and experiences that help them lead more fulfilling lives. PLBY Group’s flagship consumer brand, Playboy, is one of the most recognizable brands in the world, driving billions of dollars in global consumer spending with products and content available in approximately 180 countries. PLBY Group’s mission — to create a culture where all people can pursue pleasure — builds upon almost seven decades of creating groundbreaking media and hospitality experiences and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right.

Contact
Media: press@plbygroup.com
Investors: investors@plbygroup.com